UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/22/2010

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-163411

Maryland	26-0500668
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

(770) 449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Wells Core Office Income REIT, Inc. (the "Registrant") has entered into a purchase and sale agreement (the "Agreement") to purchase a three-story office building containing approximately 71,000 square feet (the "333 E. Lake Street Building") for approximately $11.5 million, exclusive of closing costs. On October 12, 2010, Wells Real Estate Advisory Services III, LLC (the "Advisor") entered into the Agreement with HP Hamilton Woods I, L.L.C. (the "Seller"), an Illinois limited liability company that is not affiliated with the Registrant, to purchase all of the Seller's interest in the 333 E. Lake Street Building. On October 22, 2010, the Advisor assigned the Agreement to the Registrant's indirect, wholly owned subsidiary. The acquisition is expected to be funded with proceeds raised from the ongoing public offering and proceeds from a credit facility that is currently under negotiation. The 333 E. Lake Street Building was built in 2001 and is located on approximately 7.0 acres of land located in Bloomingdale, Illinois.

As of October 25, 2010, Wells Core Office Income REIT has paid earnest money of $229,000. Under the Agreement, the closing of the transaction will occur on or before October 30, 2010; however, the Registrant shall have the right to extend the date of closing to a date not later than November 30, 2010, by giving written notice of such extension to the Seller and depositing an additional earnest money deposit of $229,000 on or before October 28, 2010. The earnest money will be applied to the purchase price at the closing. If the Registrant defaults on its obligations under the Agreement, the Seller has the right to keep the earnest money.

The consummation of the purchase of the 333 E. Lake Street Building is subject to certain conditions. Other assets may be identified in the future that the Registrant may acquire before or instead of the investment described above. At the time of filing, the Registrant cannot make any assurances that the closing of this investment will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Date: October 26, 2010	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President